Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

5E ADVANCED MATERIALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Amended and Restated 5E Advanced Materials, Inc. 2022 Equity Compensation Plan	Equity	Common Stock, par value $0.01 per share	Rule 457 (c) and 457(h)	500,000(2)	$2.175(3)	$1,087,500	$138.10 per million dollars	$150.18
	Total Offering Amounts					$1,087,500		$150.18
	Total Fee Offsets							$—
	Net Fee Due							$150.18

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Amended and Restated 5E Advanced Materials, Inc. 2022 Equity Compensation Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(2)
Consists of an additional 500,000 shares issuable under the Plan, following approval of an amendment to the Plan at the Company’s 2025 Annual Meeting of stockholders held on December 8, 2025.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on January 29, 2026.